August 23, 2007	direct phone: 515-242-2459 direct fax: 515-323-8559 email: bandstra@brownwinick.com

Board of Directors
Prairie Creek Ethanol, LLC
415 N Locust Street
Goldfield, IA 50542

Re:	2007 Registration Statement on Form SB-2; Securities Matters

Dear Directors:

In connection with the proposed offer and sale of up to 27,600 units of the membership interests (the "Membership Units") of Prairie Creek Ethanol, LLC (the "Company"), we have made such legal examination and inquiries as we have deemed advisable or necessary for the purpose of rendering this opinion and have examined originals or copies of the following documents and corporate records:

1.	The Company’s Articles of Organization and any amendments thereof;

2.	The Company’s Operating Agreement and any amendments thereof;

3.	The Company’s resolutions of the Board of Directors authorizing the issuance of units;

4.
The Company’s Registration Statement on Form SB-2, as filed by the Company on March 23, 2007 with the United States Securities and Exchange Commission together with all pre-effective amendments thereto; and

5.	The Company's Form of Subscription Agreement for the purchase of Membership Units offered pursuant to the Registration Statement.

In rendering our opinions, with the consent of the Company, we have relied upon: (i) the representations of the Company and other representatives as set forth in the aforementioned documents as to those factual matters that we were unable to ascertain ourselves; and (ii) certificates and assurances from public officials as we have deemed necessary for purposes of expressing the opinions expressed herein. We have not undertaken any independent investigation to determine or verify any information and representations made by the Company and its members and representatives in the foregoing documents or in such certificates, and we have relied upon such information and representations in expressing our opinions.

August 23, 2007

We have confirmed that no attorney in this office who has provided legal services within the past six months has notice or knowledge of any misstatements or inaccuracies in the representations upon which we have relied. We consent to being named under the section “LEGAL MATTERS” in the Company’s Registration Statement and to having this opinion filed as Exhibit 5.1 as part of the Company’s Registration Statement.

The opinions expressed herein shall be effective as of the date of effectiveness of the Company's Registration Statement. The opinions set forth herein are based upon existing law and regulations, all of which are subject to change prospectively and retroactively. Our opinions are based on the facts and the above documents as they exist on the date of effectiveness of the Company’s Registration Statement, and we assume no obligation to revise or supplement such opinions as to future changes of law or fact. This opinion letter is limited to the matters stated herein and no opinions are to be implied or inferred beyond the matters expressly stated herein.

Based on our examination and inquiry, we are of the opinion that, the Membership Units will be validly issued, duly authorized, fully paid, and non-assessable when issued and sold in the manner referred to in the Registration Statement and under the applicable subscription agreement(s), provided that the Registration Statement is effective.

Very truly yours,

/s/ Valerie D. Bandstra
Valerie D. Bandstra

VDB:tlr